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                                                                   EXHIBIT 10.48

                            PERSONAL & CONFIDENTIAL

TO:       John Giordano

FROM:     Dominic Chan

SUBJECT:  Addendum to your Employment Agreement


          Because you are so vital to the company during the next phases facing Peritus, Peritus agrees to pay you the following retention payments as incentive for you to remain as CFO of Peritus on the following dates:


          December 1, 1998 $60,000.00
          January 1, 1999  $40,000.00
          February 1, 1999 $30,000.00
          March 1, 1999    $30,000.00

The above payments will be paid to you on the date shown only if you are still an employee of Peritus on those dates.

          In addition to the above, you will receive a payment in the event of change of control of Peritus. Change in control means a merger, consolidation or sale of all or substantially all of the assets or sale of more than a majority of the stock of Peritus. The amount to be paid to you in the event of change of control is $280,000.00 minus the total of retention payments, as noted above, actually paid to you.

          This change of control payment would be in lieu of your normal minimum 52-week notice of termination without cause provision and related salary continuation in your employment agreement and will apply only in the event of a change of control in Peritus.

          These terms are an addendum to your normal employment agreement that was signed on August 13, 1998.

                                     Peritus Software Services, Inc.
/s/ John Giordano                    By: /s/ Dominic Chan
-----------------                       ----------------------------
    John Giordano                            Dominic Chan
    CFO                                      President & CEO